UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2014 (February 24, 2014)

Cortland Bancorp

(Exact name of registrant specified in its charter)

Ohio	000-13814	34-1451118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

194 West Main Street, Cortland, Ohio		44410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (330) 637-8040

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 24, 2014, Cortland Bancorp (the “Company”) completed the sale of $10.2 million trust preferred securities, a form of collateralized debt obligations (“CDOs”). Of the ten positions sold, nine were determined to be disallowed investments under the Volcker Rule. In the fourth quarter of 2013, the Company recorded an impairment charge of $1.3 million on the nine positions held in these available for sale securities, as a result of losing the ability to hold these investments to maturity. The Volcker Rule requires banking entities to divest disallowed securities by July 21, 2015.

At December 31, 2013, these securities had a total par value of $12.5 million and an amortized cost of $10 million. By reinvesting the proceeds from the sale of these securities into new loans and investment grade securities, we anticipate the revenues generated will be earnings neutral in 2014. In addition, the reduction on balance sheet risk and increase in regulatory capital ratios will be significant. Considering these transactions on a pro forma basis as of the December 31, 2013, Tier 1 Capital and Total Risk Based Capital to risk-weighted assets ratios would improve to 14.33% from 13.26% and to 15.46% from 14.19%, respectively. Likewise, classified assets as a percentage of Tier 1 Capital plus the Allowance for Loan Losses will decline to 17% from 37%.

The Company has two remaining CDO investment holdings comprised of issuances primarily from bank or thrift holding companies which are permissible holdings under the Volcker Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: February 28, 2014		/s/ James M. Gasior
James M. Gasior
	Its:	President & Chief Executive Officer